Exhibit 4.3

FOURTH SUPPLEMENTAL INDENTURE

dated as of August 1, 2007

by and between

CINACALCET ROYALTY SUB LLC,

a Delaware limited liability company,

as issuer of the Notes,

and

U.S. BANK NATIONAL ASSOCIATION,

as initial trustee of the Notes

(Fourth Supplemental Indenture to the Indenture, dated as of December 22, 2004, between

Cinacalcet Royalty Sub LLC and U.S. Bank National Association, as previously amended by the

Supplemental Indenture, dated as of February 5, 2005, the Second Supplemental Indenture, dated as of October 20, 2006 and the Third Supplemental Indenture, dated as of July 9, 2007)

Table of Contents

		Page
	ARTICLE I

	RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.01	Rules of Construction and Defined Terms	1
Section 1.02	Certain Defined Terms	1

	ARTICLE II

	AMENDMENTS TO TAKE EFFECT ON OR AFTER THE CLASS A NOTE PAYOFF DATE

Section 2.01	Amendment	2
Section 2.02	References to NPS	2
Section 2.03	Amendments for Class C Notes	2

	ARTICLE III

	MISCELLANEOUS

Section 3.01	Ratification of Indenture; Supplemental Indenture Part of Indenture	2
Section 3.02	Severability	2
Section 3.03	Governing Law	2
Section 3.04	Counterparts	2
Section 3.05	Table of Contents, Headings, Etc	3
Section 3.06	Benefits of Supplemental Indenture	3
Section 3.07	Receipt by Trustee; Acceptance by Trustee	3

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FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE, dated as of August 1, 2007 (this “Supplemental Indenture”), by and between CINACALCET ROYALTY SUB LLC, a Delaware limited liability company, as issuer of the Notes (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as initial trustee of the Notes (the “Trustee”), supplemental to the Indenture, dated as of December 22, 2004 (the “Original Indenture”), as previously amended by the Supplemental Indenture, dated as of February 5, 2005, the Second Supplemental Indenture, dated as of October 20, 2006 and the Third Supplemental Indenture, dated as of July 9, 2007 (collectively, the “Indenture”), made and entered into by and between the Issuer and the Trustee.

RECITALS OF ISSUER

A. The Issuer and the Trustee are parties to the Original Indenture.

B. The Issuer has proposed certain amendments to the Indenture pursuant to Section 9.02(g) to permit the issuance by the Issuer of a new class of Notes, to take effect subject to, and upon or after, the date that is 91 calendar days after indefeasible payment in full of the Class A Notes, which for the avoidance of doubt includes any Refinancing Notes issued in respect thereof (such date, the “Class A Note Payoff Date”).

C. On the date hereof, the only Notes outstanding under the Indenture are Class A Notes.

D. The Issuer has directed the Trustee to execute and deliver this Supplemental Indenture in accordance with the terms of the Indenture.

NOW, THEREFORE, IT IS HEREBY COVENANTED AND AGREED by and between the parties hereto as follows:

ARTICLE I

RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.01 Rules of Construction and Defined Terms. Unless this Supplemental Indenture provides to the contrary, the rules of construction set forth in Section 1.02 of the Original Indenture shall apply to this Supplemental Indenture and are hereby incorporated by reference into this Supplemental Indenture as if set forth fully herein. Unless this Supplemental Indenture provides to the contrary, capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in Section 1.01 of the Original Indenture, which is hereby incorporated by reference into this Supplemental Indenture as if set forth fully herein. Not all terms defined in Section 1.01 of the Original Indenture are used in this Supplemental Indenture, and certain terms defined in Section 1.01 of the Original Indenture are superseded by the provisions of this Supplemental Indenture.

Section 1.02 Certain Defined Terms. The following capitalized terms used in this Supplemental Indenture have the respective meanings set forth in the Sections of this Supplemental Indenture set forth below:

Term	Section
Class A Note Payoff Date	Recitals
Indenture	Recitals
Issuer	Recitals
Original Indenture	Recitals
Supplemental Indenture	Preamble
Trustee	Recitals

ARTICLE II

AMENDMENTS TO TAKE EFFECT ON OR AFTER THE

CLASS A NOTE PAYOFF DATE

Section 2.01 Amendment. The Indenture is hereby amended, subject to and effective upon and after the Class A Note Payoff Date, which date is a condition subsequent to such amendment, by amending and restating Section 4.01(a)(iii) of the Original Indenture as follows: “(iii) in the case of any class of Notes, failure to pay when due cash interest on any Notes of such class on any Payment Date taking into account any grace periods in respect of such cash interest set forth in the indenture supplemental hereto establishing such class of Notes, or failure to issue additional Notes of such class in respect of such interest, if provided for in such supplemental indenture hereto, within five Business Days of such Payment Date.”

Section 2.02 References to NPS. The Indenture is hereby amended, subject to and effective upon and after the Class A Note Payoff Date, which date is a condition subsequent to such amendment, by amending and restating the definition of NPS as follows:

“‘NPS’ means NPS Pharmaceuticals, Inc., a Delaware corporation, and with respect to the terms, Expenses”, “Independent Manager” and “Opinion of Counsel” as defined in Article I of the Original Indenture and Sections 1.04(c), 3.01(h), 3.04(a), 5.02(c) and 5.02(f) of the Original Indenture, the term “NPS” shall also include its successors and permitted assigns and includes other equity owners of the Issuer.”

Section 2.03 Amendments for Class C Notes. The Indenture is hereby amended, subject to and effective upon and after the Class A Note Payoff Date, which date is a condition subsequent to such amendment, by amending and restating, or otherwise inserting in the appropriate order, certain definitions and other provisions as set forth in Appendix A hereto, with the appropriate insertions indicated on Appendix A, provided, however, that such amendments shall only be effective to the extent such amendments are not inconsistent with, or prohibited by, the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.01 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and shall be read and construed together with the Indenture, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 3.02 Severability. In the event that any provision of this Supplemental Indenture or the application thereof to any party hereto or to any circumstance or in any jurisdiction governing this Supplemental Indenture shall, to any extent, be invalid or unenforceable under any applicable statute, regulation or rule of law, then such provision shall be deemed inoperative to the extent that it is invalid or unenforceable and the remainder of this Supplemental Indenture, and the application of any such invalid or unenforceable provision to the parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall the same affect the validity or enforceability of this Supplemental Indenture.

Section 3.03 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 3.04 Counterparts. This Supplemental Indenture may be executed in one or more counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

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Section 3.05 Table of Contents, Headings, Etc. The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 3.06 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give any Person, other than the parties hereto, any Registrar and any Paying Agent, and their respective successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Indenture.

Section 3.07 Receipt by Trustee; Acceptance by Trustee. The Trustee has relied upon the Officer’s Certificate and an Opinion of Counsel that this Supplemental Indenture will not adversely affect the interests of the Holders of the Notes in any material respect in accordance with Section 9.02(g) of the Indenture, and that the execution of this Supplemental Indenture is authorized and permitted by, and complies with the applicable requirements of, the Indenture, in accordance with Section 9.04 of the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

CINACALCET ROYALTY SUB LLC, as Issuer

By:	/s/ Val R. Antczak
Name:	Val R. Antczak
Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

FOURTH SUPPLEMENTAL INDENTURE

APPENDIX A

PROVISIONS FOR CLASS C NOTES

Section 1.01 Definitions. For purposes of this Indenture, the following terms shall have the meanings indicated below:

“Base Case Final Payment Date” means for any Refinancing Notes, Class B Notes or Class C Notes, if applicable, the date specified in the indenture supplement and/or Board Resolution providing for their issuance.

“Class C Issuance” has the meaning given to such term in Section 2.18(a) hereof.

“Class C Notes” means the Class C Notes, if any, issued in such form as shall be authorized by a Board Resolution and any supplemental indenture in respect thereof and any Refinancing Notes issued to refinance the Class C Notes.

“Collections” means, without duplication, (i) Royalty Payments; (ii) any Milestone Payment; (iii) any Hedge Receipts; (iv) any amount withdrawn from the Interest Reserve Account pursuant to Section 3.04(b) and Section 3.07(a), (v) reimbursement by NPS of any B&W Payment or Amgen Payment and B&W/Amgen Interest, (vi) investment income, if any, on all amounts on deposit in the Accounts and (vii) any other amounts received by the Issuer (other than the proceeds of the Class A Notes, the Class B Notes, any Class C Notes and any Refinancing Notes).

“Final Maturity Date” means, with respect to, (i) the Class A Notes, March 30, 2017, and (ii) with respect to any Class B Notes or Class C Notes or any Refinancing Notes in respect thereof, the date specified in the Indenture supplement providing for their issuance.

“Fixed Rate Notes” means the Class A Notes, the Class B Notes, any Class C Notes or Refinancing Notes issued with a fixed rate of interest.

“Floating Rate Bonds” means any Class C Notes and Refinancing Notes issued with a floating or variable rate of interest.

“Notes” means the Class A Notes, the Class B Notes, the Class C Notes and any Refinancing Notes.

“Redemption Premium” means, in respect of the Class A Notes, the product of the Redemption Premium Percentage and the outstanding principal balance of the Notes being redeemed and, in the case of the Class B Notes, any Refinancing Notes or any Class C Notes, the amount, if any, specified in the Board Resolution or indenture supplement to be paid in the event of a Redemption of such Class B Notes, Refinancing Notes or Class C Notes separately from the Redemption Price.

“Redemption Price” means, (i) in respect of the Class A Notes on any Redemption Date, an amount equal to the sum of (x) the Outstanding Principal Balance of the Class A Notes and (y) the Redemption Premium, if any, plus the accrued and unpaid interest to the Redemption Date on the Class A Notes; and (ii) in respect of the Class B Notes or any Refinancing Notes or Class C Notes, the Redemption Price, if any, established by or pursuant to a Board Resolution or in any indenture supplemental hereto providing for the issuance of such Notes or designated as such in the form of such Notes. Any such Redemption Price may include a Premium or such Board Resolution or indenture supplement may specify a separate Redemption Premium.

“Senior Class” means, (i) so long as any Class A Notes are Outstanding, the Class A Notes, (ii) if no Class A Notes are Outstanding, the Class B Notes and (iii) if no Class A Notes or Class B Notes are Outstanding, the Class C Notes.

“Transaction Expenses” means the out of pocket expenses payable by the Issuer in connection with (i) the issuance of the Class A Notes, including placement fees, any initial fees payable to Servicer Providers and the fees and expenses of counsel in connection with the offering and issuance of the Class A Notes, as set forth in the Note Purchase Agreements and (ii) the offering and issuance of the Class B Notes, any Refinancing Notes or Class C Notes, to the extent specified in the Board Resolutions authorizing such offering and issuance.

Section 1.08 Rules of Construction. Unless the context otherwise requires:

(f) Unless otherwise indicated, references to a class of Notes shall be to the Class A Notes, the Class B Notes and any Class C Notes or to a class of Refinancing Notes, as applicable.

Section 2.01 Amount Not to Exceed the Initial Outstanding Principal Balance; Terms; Form; Execution and Delivery. (a) The Outstanding Principal Balance of any class of Notes which may be authenticated and delivered from time to time under this Indenture shall not exceed, with respect to the Class A Notes, the initial Outstanding Principal Balance for the Class A Notes set forth in the definition thereof or with respect to the Class B Notes, the initial Outstanding Principal Balance authorized in the Board Resolutions establishing such Class B Notes plus the amount of additional Class B Notes issued in respect of interest due on such Class B Notes pursuant to the terms thereof, with respect to any Class C Notes, the initial Outstanding Principal Balance authorized in the Board Resolutions establishing such Class C Notes plus the Outstanding Principal Balance of any additional Class C Notes issued in respect of interest due on such Class C Notes pursuant to the terms thereof, or, with respect to any class of Refinancing Notes, the initial Outstanding Principal Balance authorized in the Board Resolutions establishing such Refinancing Notes plus the amount of additional Refinancing Notes issued in respect of interest due on such Refinancing Notes pursuant to the terms thereof; provided that the Outstanding Principal Balance of any such class of Refinancing Notes issued in accordance with Section 3.09 hereof on the date of issuance shall not exceed the Redemption Price of the class of Notes being refinanced in whole thereby and any Redemption Premium, plus Transaction Expenses relating thereto, and that any Refinancing Notes shall be issued in accordance with Section 2.15 hereof.

(b) There shall be issued, authenticated and delivered on the Closing Date and on the date of issuance of the Class B Notes, any Refinancing Notes or Class C Notes to each of the Noteholders Notes in the principal amounts and maturities and bearing the interest rates, in each case in registered form and, in the case of the Class A Notes, substantially in the form set forth in Exhibit A to this Indenture or, in the case of the Class B Notes, Class C Notes or Refinancing Notes, substantially in the form set forth in any indenture supplemental hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements typewritten, printed, lithographed or engraved thereon, as may, consistently herewith, be prescribed by the Trustee. The Trustee shall authenticate and make Notes available for delivery only upon the written order of the Issuer signed by an officer of the Issuer. Such order shall specify the aggregate principal amount of Notes to be authenticated, the date of issue, whether they are to be issued as Global Notes or Definitive Notes and delivery instructions.

Definitive Notes of each class shall be typewritten, printed, lithographed or engraved or produced by any combination of these methods, as determined by the Trustee.

The Class A Notes and any Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in the applicable exhibit to this Indenture or in any indenture supplemental hereto (each, a “Permanent Global Note”), registered in the name of the nominee of DTC, deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of each Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, in accordance with the instructions given by the Holder thereof, as hereinafter provided.

Any Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more temporary global Notes in registered form substantially in the form set forth in the applicable exhibit to this Indenture or in any indenture supplemental hereto (each, a “Temporary Regulation S Global Note”), registered in the name of the nominee of DTC, deposited with the Trustee, as custodian for the DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. At any time following the applicable Regulation S Global Note Exchange Date, upon receipt by the Trustee and the Issuer of a certificate substantially in the form of Exhibit I hereto, executed by Euroclear or Clearstream, as the case may be, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non U.S. beneficial ownership of a Temporary Regulation S Global Note (or portion thereof) with respect to any Notes to be exchanged, one or more permanent Global Notes for such Notes in registered form substantially in the form set forth in the applicable exhibit to this Indenture or in any indenture supplemental hereto (each, a “Permanent Regulation S Global Note”; and together with each Temporary Regulation S Global Note, the “Regulation S Global Notes”) duly executed by the Issuer and authenticated by the Trustee as hereinafter provided shall be deposited with the Trustee, as custodian for the DTC, and the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Temporary Regulation S Global Note of such class in an amount equal to the principal amount of the beneficial interest in such Temporary Regulation S Global Note exchanged. Until the Regulation S Global Note Exchange Date with respect to any Temporary Regulation S Global Note, interests in such Temporary Regulation S Global Note may be held only through Agent Members acting for and on behalf of Euroclear and Clearstream.

Notes, if so provided herein or in any indenture supplemental hereto, shall be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in the applicable exhibit to this Indenture (collectively with the definitive, fully registered Notes issued pursuant to Section 2.10(b) hereof, the “Definitive Notes”).

Interest shall accrue on any class of Floating Rate Notes from the relevant Closing Date and shall be computed for each Interest Accrual Period on the basis of a 360 day year and the actual number of days elapsed in such Interest Accrual Period on the Outstanding Principal Balance of such Notes. Interest shall accrue on the Class A Notes and on any other class of Fixed Rate Notes from the relevant Closing Date and shall be computed for each Interest Accrual Period on the basis of a 360 day year consisting of twelve 30 day months.

If a B&W Payment is made by the Trustee pursuant to Section 3.08 hereof or if an Amgen Payment is made, the Stated Interest Rate on the Class A Notes shall be increased by 0.75% per annum during the period beginning on the first day any such B&W Payment or Amgen Payment is outstanding and ending on the date on which NPS has reimbursed the entire amount of such B&W Payment or Amgen Payment and any other B&W Payments made pursuant to Section 3.08 or Amgen Payments made together with the entire amount of the increase in the Stated Interest Rate on the Class A Notes imposed by this sentence. An Amgen Payment shall be outstanding from the date on which the Servicer or the Issuer shall notify the Trustee in writing that such Amgen Payment is first outstanding and shall be in the amount specified by the Servicer or the Issuer in such notification, and if both the Servicer and the Issuer notify the Trustee of different dates and/or different amounts, the date and amount specified by the Issuer shall be conclusively presumed to be correct in the absence of willful misconduct or fraud.

(i) On the date of the issuance, if any, of any Class C Notes, the Issuer shall issue and deliver, as provided in Section 2.18 hereof, an aggregate principal amount of Class C Notes having the maturities and bearing the interest rates and such other terms authorized by one or more Board Resolutions or in any indenture supplemental hereto providing for the issuance of such Notes or specified in the form of such Notes, in each case in accordance with such Section 2.18.

Section 2.18. Class C Notes. (a) Subject to paragraph (b) below and Section 5.02(d) hereof, the Issuer may issue Class C Notes pursuant to this Indenture (a “Class C Issuance”), including for the purpose of funding a redemption of the Class B Notes, in whole or in part. Each Class C Issuance shall be authorized pursuant to one or more Board Resolutions. Each Class C Note shall be designated generally as a “Note” for all purposes under this Indenture. Each Class C Note shall have such further designations added or incorporated in such title as specified in the related Board Resolutions or in any indenture supplemental hereto providing for the issuance of such Notes or specified in the form of such Notes, as the case may be. If the proceeds of the Class C Notes are being used to redeem the Class B Notes, in whole or in part, the Class C Notes shall be issued on the Payment Date on which the Optional Redemption in whole of the Class B Notes being refinanced is to occur as provided in Section 3.10.

(b) If the proceeds of the Class C Notes are being used to redeem any Class B Notes, such redemption shall be effected as an Optional Redemption pursuant to Section 3.09 hereof. The proceeds of each sale of Class C Notes for such purpose shall be used to make the deposit required by Section 3.10(b) hereof, if applicable, to pay Transaction Expenses related to the issuance, and for such other purposes, if any, as shall be specified in the Board Resolution authorizing the issuance such Class C Notes. Once a notice of Redemption in respect of any Class C Issuance is published in accordance with Section 3.10(a), each class of Notes to which such notice applies shall become due and payable on the Redemption Date stated in such notice at their Redemption Price.

(c) Each Class C Note shall contain such terms as may be established in or pursuant to the related Board Resolutions (subject to Section 2.01 hereof) or in any indenture supplemental hereto providing for the issuance of such Notes or specified in the form of such Notes to the extent permitted below, and shall be subordinate to the Class B Notes to the extent provided in this Indenture. No less than seven (7) Business Days prior to the issuance of the Class C Notes, any or all of the following, as applicable, with respect to the related Class C Issuance shall have been determined by the Issuer and set forth in such Board Resolutions or in any indenture supplemental hereto or specified in the form of such Class C Notes, as the case may be, with respect to the Class C Notes to be issued:

(1) the aggregate principal amount of any such Class C Notes which may be issued;

(2) the proposed date of such Class C Issuance;

(3) if applicable, the Base Case Final Payment Date and the Final Maturity Date of any such Class C Notes;

(4) whether any such Class C Notes are to have the benefit of any reserve account and, if so, the amount and terms thereof;

(5) the rate at which such Class C Notes shall bear interest or the method by which such rate shall be determined;

(6) the denomination or denominations in which such Class C Notes shall be issuable;

(7) whether any such Class C Notes are to be issuable initially in temporary or permanent global form and, if so, whether beneficial owners of interests in any such permanent global Class C Note may exchange such interests for Class C Notes of like tenor and of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in Section 2.07 hereof, and the circumstances under which and the place or places where any such exchanges may be made and the identity of any initial depository therefor; and

(8) any other terms, conditions, rights and preferences (or limitations on such rights and preferences) relating to Class C Notes (which terms shall comply with Applicable Law and not be inconsistent with the requirements or restrictions of this Indenture, including Sections 5.02(d) and 12.13 hereof).

(d) If any of the terms of any issue of Class C Notes are established by action taken pursuant to one or more Board Resolutions, such Board Resolutions shall be delivered to the Trustee setting forth the terms of such Class C Notes.

Section 3.03 Closing Date Deposits, Withdrawals and Transfers.

(b) On the date of issuance of any Refinancing Notes or Class C Notes, the Trustee shall, subject to the receipt of written direction from the Issuer upon receipt of the proceeds of the sale by the Issuer of such Notes, make such payments and transfers as shall be specified in the related Board Resolution and any supplemental indenture in respect of such Notes.

Section 3.07 Payment Date Second Step Withdrawals. (a) On each Payment Date, after the transfers provided for in Section 3.06 have been made and after making the distributions, if any, pursuant to Section 3.07(b), the Trustee shall distribute the amounts set forth below in the order of priority set forth below but, in each case, only to the extent that all amounts then required to be paid ranking prior thereto (“Prior Ranking Amounts”) have been paid in full. Except as provided in clause (iv) of the definition of Collections and in clause (c) of the definition of Available Collections Amount, the Available Collections Amount does not include the aggregate amount of funds on deposit in the Interest Reserve Account and the Capital Account, provided that, if there is a Shortfall, then the Trustee shall withdraw from the Interest Reserve Account the lesser of the Shortfall and the Interest Reserve Account Balance and distribute it to the Class A Noteholders in payment of the Interest Amount, and provided further that, if the amount available in the Interest Reserve Account is less than the amount of such Shortfall, and there is a positive balance in the Capital Account, the Trustee shall withdraw from the Capital Account an amount equal to the lesser of the excess of the Shortfall over the amount, if any, withdrawn from the Interest Reserve Account and the balance in the Capital Account and distribute it to the Class A Noteholders in payment of the Interest Amount, and provided further that the Trustee shall make such a withdrawal from the Capital Account in respect of not more than six (6) Payment Dates in total prior to the Final Maturity Date of the Notes and in respect of not more than any three consecutive Payment Dates. Except for such withdrawals, the amounts set forth below are to be paid out of the Available Collections Amount:

(i) First, to the payment of Expenses to such Persons as shall be entitled to payment or reimbursement thereof and to the payment of any B&W Payment, if required pursuant to Section 3.08;

(ii) Second, to the Class A Noteholders, the Interest Amount on the Class A Notes;

(iii) Third, on each March 30 Payment Date, to the Class A Noteholders, the Cash Sweep Principal Amount and the Cash Sweep Premium, if any, allocated pro rata in proportion to the outstanding principal balance of the Class A Notes held by such Class Noteholders, until the Class A Notes have been paid in full;

(iv) Fourth, on each Payment Date other than the March 30 Payment Date and the Final Maturity Date, the Net Available Collections Amount shall be retained in the Collection Account, until the Class A Notes have been paid in full;

(v) Fifth, to the payment of principal on the Class A Notes until the Class A Notes have been paid in full;

(vi) Sixth, after the Class A Notes have been paid in full, to the Holders of the Class B Notes, the Interest Amount on the Class B Notes;

(vii) Seventh, after the Class A Notes have been paid in full, to the Holders of the Class B Notes, payment of the principal amount of the Class B Notes until the Class B Notes have been paid in full;

(viii) Eighth, after the Class A Notes and the Class B Notes have been paid in full, to the Holders of the Class C Notes, if any, the Interest Amount on the Class C Notes;

(ix) Ninth, after the Class A Notes and the Class B Notes have been paid in full, to the Holders of the Class C Notes, if any, payment of the principal amount of the Class C Notes until the Class C Notes have been paid in full; and

(x) Tenth, to the Issuer, all remaining amounts.

(b) Redemption. On any Payment Date on which any class of Notes is to be the subject of a Redemption, in whole or in part, the Trustee shall distribute the amounts in the applicable Redemption Account as provided herein and in the applicable Board Resolutions, including the following:

(i) pay to such Persons as shall be specified by the Issuer such Transaction Expenses as shall be due and payable in connection with the issuance and sale of the applicable Refinancing Notes, Class B Notes or Class C Notes;

(ii) deposit into an Interest Reserve Account, if applicable, an amount equal to the Interest Reserve Amount;

(iii) remit to the Holders of such class of Notes, in accordance with the Board Resolutions authorizing the Redemption, an amount equal to Redemption Price plus Premium, if any; and

(iv) make such other distributions and payments as shall be authorized and directed by the Board Resolutions and indenture supplements executed in connection with .

Section 3.09 Redemptions. (a) Optional Redemption. Subject to the provisions of Section 3.10 hereof, on any Payment Date the Issuer may elect to redeem any class of Notes (i) in whole but not in part out of the proceeds of the Refinancing Notes, in the case of a Refinancing of such class of Notes, or (ii) in whole or in part out of amounts available in the Redemption Account for such purpose, if any, including the proceeds of any Class C Notes but excluding Collections, in each case, at the Redemption Price plus the Redemption Premium, if any, plus accrued and unpaid interest through the Redemption Date (any such redemption, an “Optional Redemption”). The Issuer shall give notice of any such Optional Redemption to the Trustee not later than seven (7) Business Days prior to the date on which notice is to be given in accordance with Section 3.10(a). Such notice to the Trustee shall include a copy of the Board Resolution authorizing such Optional Redemption and shall set forth the relevant information regarding such Optional Redemption, including the information to be included in the notice given pursuant to Section 3.10(a).

(c) Other Redemptions. A supplemental indenture providing for the issuance of any Refinancing Notes or Class C Notes may authorize one or more redemptions, in whole or in part, of such Notes, on such terms and subject to such conditions as shall be specified in such supplemental indenture.

Section 4.13 Controlling Party. The “Controlling Party” with respect to this Indenture shall be the Senior Trustee, which shall be (A) so long as any Class A Notes are outstanding, the Trustee acting at the direction of the Noteholders of the Class A Notes evidencing a majority of the Outstanding Principal Balance of the Class A Notes, (B) after the Class A Notes have been repaid in full, and so long as any Class B Notes are Outstanding, the Trustee acting at the direction of the Noteholders of the Class B Notes evidencing a majority of the Outstanding Principal Balance of the Class B Notes and (C) after the Class A Notes and the Class B Notes have been repaid in full, and so long as any Class C Notes are Outstanding, the Trustee acting at the direction of the Noteholders of the Class C Notes evidencing a majority of the Outstanding Principal Balance of the Class C Notes. For purposes of giving effect to the foregoing, the Trustee irrevocably agrees (and the Noteholders (other than the Noteholders represented by the Controlling Party) shall be deemed to agree by virtue of their purchase of the Notes) that the Controlling Party, as determined in accordance with this Section 4.13, shall have all of the rights granted to it under this Indenture, including the right to direct the Trustee to take certain action as provided for in this Indenture, and the Trustee hereby agrees to act in accordance with each such authorized direction of the Controlling Party.

Section 5.02 Covenants.

(c) Encumbrances. The Issuer shall not (and shall not consent to NPS taking any action that would) create, incur, assume or suffer to exist any Encumbrance over or with respect to any of the Issuer’s assets, other than (i) any Permitted Encumbrance, or (ii) any security interest created or required to be created hereunder, including in connection with the issuance of the Class B Notes, any Refinancing Notes or any Class C Notes.

(d) Limitation on Indebtedness. The Issuer shall not incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, whether present or future (in any such case, to “incur”), Indebtedness, provided, however, that the Issuer may incur Indebtedness in respect of the Class B Notes issued in accordance with this Indenture and any Refinancing Notes or Class C Notes issued in accordance with this Indenture.

Section 6.10 Reports by the Trustee. Within 60 days after May 15 of each year commencing with the first full year following the issuance of any class of Notes, the Trustee shall, if required by Section 313(a) of the Trust Indenture Act, transmit to the Noteholders of each class, as provided in Section 313(c) of the Trust Indenture Act, a brief report describing, among other things, any changes in eligibility and qualifications of the Trustee and, whether or not required by Section 313(a) of the Trust Indenture Act, a brief report describing any issuance of Class B Notes, Class C Notes or Refinancing Notes.

ARTICLE X

SUBORDINATION

Section 10.01 Subordination of the Notes. (a) Each of the Issuer and the Trustee (on behalf of the Holders of each class of Notes) covenants and agrees, and each Holder, by its acceptance of a Note, covenants and agrees, that the Notes of each class will be issued subject to the provisions of this Article X; and each Holder, by its acceptance of a Note, agrees that all amounts payable on any Note will, to the extent and in the manner set forth in this Article X and Section 3.07 hereof, be subordinated in right of payment to the prior payment in full of all Expenses payable to the Service Providers pursuant to this Indenture and the Related Documents. In addition, each Holder of a Class B Note, by its acceptance of a Class B Note, agrees that all amounts payable on any Class B Note will, to the extent and in the manner set forth in this Article X and Section 3.07 hereof, be subordinated in right of payment to the payment in full of the Class A Notes. In addition, each Holder of a Class C Note, by its acceptance of a Class C Note, agrees that all amounts payable on any Class C Note will, to the extent and in the manner set forth in this Article X and Section 3.07 hereof, be subordinated in right of payment to the payment in full of the Class A Notes and the Class B Notes. Any claim to payment so stated to be subordinated is referred to as a “Subordinated Claim”; each claim to payment to which another claim to payment is a Subordinated Claim is referred to as a “Senior Claim” with respect to such Subordinated Claim.